THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE OR OTHER SECURITIES LAWS. ACCORDINGLY, NO SALE OR OTHER DISPOSITION HEREOF OR OF THE SECURITIES ISSUABLE HEREUNDER MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH (X) THE TERMS AND PROVISIONS HEREOF, (Y) RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER SATISFACTORY TO THE COMPANY (IN ITS SOLE DISCRETION) THAT SUCH REGISTRATION IS NOT REQUIRED, AND (Z) THE PROVISIONS OF ANY OTHER APPLICABLE STATE OR OTHER SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$848,103.43	December 8, 2006

Coral Springs, Florida

For value received CAREGUIDE, INC., a Delaware corporation (the “Company”) promises to pay to Michael Barber or his, her or its assigns (“Holder”) the principal sum of $848,103.43 with interest, compounded annually, on the outstanding principal amount a rate of five percent (5%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until the Maturity Date (as defined below) unless earlier paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1.         This note (the “Note”) is issued as part of a series of similar notes (collectively, the “Notes”) to be issued pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”) dated as of November 3, 2006 (the “Agreement Date”) to the Eligible Securityholders (as defined in the Agreement) (collectively, the “Holders”).

2.         All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

3.         Unless this Note has been converted or prepaid in accordance with the terms of Sections 5, 6 or 8 below, and subject to Section 7 below, the total of the outstanding principal balance under this Note and all unpaid accrued interest (the “Total Loan Amount”) shall become fully due and payable on the three (3) year anniversary of the date of this Note (the “Maturity Date”).

4.         As used in this Note, “Common Stock” shall mean the Company’s common stock, par value $0.01 per share, and “Average Trading Price” shall mean the average closing price of the Common Stock on the Over-the-Counter Bulletin Board (or any exchange on which the Company’s common stock is then traded) for the twenty (20) trading day period ending on the trading day immediately prior to the relevant date of determination (as adjusted for stock splits, combinations and the like after the date of this Note).

5.         Subject to Sections 7 and 8 below, in the event that on the Maturity Date the Average Trading Price is equal to or greater than $1.50 per share (as adjusted for stock splits, combinations and the like after the date of this Note), then unless otherwise agreed by the Company and Holder, in lieu of any cash payment of all or any portion of the Total Loan Amount, within ten (10) business days after the Maturity Date, the Company shall issue (or cause its transfer agent to issue) to the Holder, in full satisfaction of its obligations under this Note, a number of shares of Common Stock equal to (x) the Total Loan Amount divided by (y) $1.50 (as adjusted for stock splits, combinations and the like after the date of this Note).

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6.         Subject to Sections 7 and 8 below, in the event that on the Maturity Date the Average Trading Price is less than $1.50 per share (as adjusted for stock splits, combinations and the like after the date of this Note), then, upon written notice to the Company within fifteen (15) business days after the Maturity Date (the “Holder Maturity Conversion Election”), the Holder may elect to receive either (i) a cash payment equal to the Total Loan Amount as of the Maturity Date, (ii) a number of shares of Common Stock equal to (x) the Total Loan Amount as of the Maturity Date divided by (y) the greater of (1) the Average Trading Price as of the Maturity Date or (2) $1.00 per share (in each case as adjusted for stock splits, combinations and the like after the date of this Note), or (iii) any combination of the foregoing, at the election of each Holder. Each Holder Maturity Conversion Election shall specify the portion of the Total Loan Amount to be paid in shares of Common Stock; if any such Holder Maturity Conversion Election does not so specify, the Holder will be deemed to have elected to receive cash in payment of the full Total Loan Amount. Upon any such Holder Maturity Conversion Election, the Company shall notify its transfer agent within ten (10) days of such Holder Maturity Conversion Election of the number of shares of Common Stock to be issued and shall authorize the issuance of such shares to Holder. In the event that no Holder Maturity Conversion Election is received from a Holder within fifteen (15) business days after the Maturity Date, the Company may satisfy its obligations to Holder under this Note by payment as specified in clause (i) of this Section 6.

7.         Subject to Section 8 below, in the event that, prior to the Maturity Date, (a) the Company enters into an agreement for or relating to: (i) the sale, conveyance, or other disposal of all or substantially all of its property or business or merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company) or (ii) a transaction or series of related transactions in which the stockholders of the Company immediately prior to the transaction or transactions own less than a majority of the voting power of the surviving corporation (or if the surviving corporation is a wholly owned subsidiary, its parent) following the transaction or transactions (any such transaction, a “Sale Transaction”) (provided that none of the following shall be considered a Sale Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) an equity financing in which the Company is the surviving corporation, or (C) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving (or transferee) corporation following the transaction), and (b) the Company has elected to prepay this Note prior to the consummation of such Sale Transaction or is required to prepay this Note as a condition to the consummation of the Sale Transaction, then the Total Loan Amount shall become due and payable as of the closing of such Sale Transaction, and the date of closing of such transaction shall become the Maturity Date for purposes of Sections 5 and 6 of this Note.

8.         After the one (1) year anniversary of the date of this Note or in the event of a Sale Transaction, the Company may prepay the then outstanding Total Loan Amount without penalty prior to the Maturity Date by providing to Holder written notice of its election to prepay such amount in cash (such notice, the “Company Prepayment Election”); provided, however, that the Holder shall have the option, upon written notice to the Company within fifteen (15) business days after receipt of either the Company Prepayment Election or notice of a Sale Transaction (such notice by the Holder, the “Holder Prepayment Conversion Election”), to receive, in lieu of a cash payment but in full satisfaction of the Company’s obligations under this Note, a number of shares of Common Stock equal to (x) all or any portion of the Total Loan Amount divided by (y) $1.50 (as adjusted for stock splits, combinations and the like after the date of this Note). Each Holder Prepayment Conversion Election shall specify the portion of the Total Loan Amount to be paid in shares of Common Stock; if any such Holder Prepayment Conversion Election does not so specify, the Holder will be deemed to have elected to receive Common Stock in payment of the full Total Loan Amount. Upon any such Holder Prepayment Conversion Election, the Company shall notify its transfer agent within ten (10) days of such Holder Prepayment Conversion Election of the number of shares of Common Stock to be issued and shall authorize the

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issuance of such shares to Holder. In the event that no Holder Prepayment Conversion Election is received from a Holder within fifteen (15) business days after receipt of the Company Prepayment Election, the Company may satisfy its obligations to Holder under this Note, in its sole discretion, by (i) a cash payment equal to the Total Loan Amount as of the date of the Company Prepayment Election or (ii) a number of shares of Common Stock equal to the Total Loan Amount as of the date of the Company Prepayment Election divided by the Average Trading Price as of the date of the Company Prepayment Election; provided that, in the event that the Average Trading Price as of the date of the Company Prepayment Election is less than $1.00 per share (as adjusted for stock splits, combinations and the like after the date of this Note), the Total Loan Amount shall be paid in cash to the Holder.

9.         In connection with any exercise of the conversion rights set forth in Sections 5, 6 or 8 above, the Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of Holder against impairment.

10.       If there shall be any Event of Default (as defined below) hereunder, at the option of Holder and upon written notice to the Company (which notice shall not be required in the case of an Event of Default under paragraphs (b) or (c) of this Section), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable in cash. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)       the Company fails to pay timely any of the principal amount due under this Note within ten (10) business days after the date the same becomes due and payable or any accrued interest or other amounts due under this Note within ten (10) business days after the date the same becomes due and payable;

(b)       the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c)       An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

11.       In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

12.       The Company hereby represents that it has no present plan or intention to enter into a Sale Transaction prior to the one (1) year anniversary of this Note so as to result in the Holder’s right to convert his, her or its Note into shares of Common Stock prior to the one (1) year anniversary date of the Note pursuant to Section 8 above, and Holder hereby represents that it has no expectation that the Company will enter into a Sale Transaction prior to the one (1) year anniversary of this Note so as to result in the Holder’s right to convert his, her or its Note into shares of Common Stock prior to the one (1) year anniversary date of the Note. Any such conversion prior to the one (1) year anniversary of this Note pursuant to Section 8 above shall not be permitted unless the Internal Revenue Service has issued a ruling to the effect that notwithstanding the conversion, the receipt of the Note will not be considered a payment defined in section 453(f) of the Internal Revenue Code.

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13.       The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

14.       This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

15.       The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities, and specifically excluding indebtedness of the Company to any of its stockholders), and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. The Company represents that there is currently no Senior Indebtedness outstanding as of the date hereof, other than the Company’s line of credit and secured letters of credit, in each case with Comerica Bank. In connection with the issuance of this Note by the Company, Holder agrees to execute and deliver to each holder of Senior Indebtedness a subordination agreement in a form reasonably acceptable to Holder and the holder of such Senior Indebtedness.

16.       Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

17.       This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

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IN WITNESS WHEREOF, the parties have executed this CONVERTIBLE PROMISSORY NOTE as of the date first written above.

CAREGUIDE, INC.

By: /s/ Chris E. Paterson

Chris E. Paterson

President and Chief Executive Officer

AGREED TO AND ACCEPTED:

Michael Barber

By: /s/ Michael Barber

Michael Barber